Form N-SAR, Sub-Item 77C
Submission of matters to a vote of security holders



Nuveen California Dividend Advantage Municipal Fund 2
333-49242
811-10197


The annual meeting of shareholders was held in the offices of Nuveen Investments on November 15, 2011;
at this meeting the shareholders were asked to vote on the election of Board Members, the elimination of Fundamental Investment Policies and the approval of new Fundamental Investment Policies. The meeting was subsequently adjourned to December 16, 2011, January 31, 2012, March 5 and March 14, 2012.

Voting results for January 31, 2012 are as follows:

<c> Common and Preferred shares voting
together as a class
<c>  Preferred shares voting
together as a class
To approve the elimination of the
fundamental policies relating to the Funds ability to make loans.


   For
          11,206,563
            4,025,588
   Against
               725,943
               251,156
   Abstain
               359,582
                 67,330
   Broker Non-Votes
            3,789,801
            2,328,989
      Total
          16,081,889
            6,673,063



To approve the new fundamental policy
relating to the Funds ability to make
loans.


   For
          11,157,230
            4,003,088
   Against
               753,423
               273,656
   Abstain
               381,434
                 67,330
   Broker Non-Votes
            3,789,802
            2,328,989
      Total
          16,081,889
            6,673,063

Proxy materials are herein
incorporated by reference
to the SEC filing on October 14,
2011, under
Conformed Submission Type
DEF 14A, accession
number 0000950123-11-090008